Exhibit 99.1
FOR IMMEDIATE RELEASE
AUGUST 9, 2016

Seventy Seven Energy Inc. Announces
Second Quarter 2016 Operational and Financial Results

OKLAHOMA CITY, OKLAHOMA, August 9, 2016 - Seventy Seven Energy Inc. (“SSE”) today reported financial and operational results for the second quarter of 2016. Key information related to SSE for the second quarter is as follows:

•	Emerged from bankruptcy on August 1, 2016, which reduced debt by $1.115 billion

•	Net Loss of $84.5 million

•	Consolidated Adjusted EBITDA of $31.5 million

•	8 rigs currently operating in the Permian; over 30 new customers in the first half of the year

SSE reported total revenues of $138.1 million for the second quarter of 2016, an 11% decrease compared to revenues of $155.4 million for the first quarter of 2016, and a 53% decrease compared to revenues of $295.1 million for the second quarter of 2015.

Net loss for the second quarter of 2016 was $84.5 million, or $1.53 per fully diluted share, compared to net loss of $59.6 million, or $1.09 per fully diluted share, for the first quarter of 2016 and net loss of $74.7 million, or $1.50 per fully diluted share, for the second quarter of 2015. SSE’s adjusted EBITDA was $31.5 million for the second quarter of 2016, compared to adjusted EBITDA of $37.9 million for the first quarter of 2016 and adjusted EBITDA of $44.3 million for the second quarter of 2015.

Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of this measure to comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) is provided on pages 9 - 12 of this release.

“We are pleased to have completed the prepackaged restructuring of our balance sheet while experiencing no disruption to our operations throughout the process. This $1.115 billion reduction in our debt provides us with the ability to take advantage of our operational strengths and strong asset base to grow our business when market conditions improve,” Chief Executive Officer Jerry Winchester said.

“While we are seeing early signs of activity levels improving, we would caution that we have yet to see pricing respond. We remain focused on tightly managing our costs while continuing to operate safely and efficiently for our customers. Our continued emphasis on service quality is reflected in our diverse customer base, including over 30 new customers added to our portfolio in the first half of 2016.”

Drilling

SSE’s drilling segment contributed revenues of $62.8 million and adjusted EBITDA of $40.6 million during the second quarter of 2016, compared to revenues of $71.9 million and adjusted EBITDA of $46.0 million for the first quarter of 2016 and revenues of $100.4 million and adjusted EBITDA of $45.7 million for the second quarter of 2015. The decrease in revenues for the second quarter of 2016 compared to the first quarter of 2016 was primarily due to an 18% decline in revenue days (which is the aggregate number of days each active rig generated revenue).

The percentage of revenues from non-CHK customers decreased from 39% to 37% of total segment revenues for the second quarter of 2016 compared to the first quarter of 2016. SSE’s drilling segment generated revenues related to idle-but-contracted payments from CHK of $35.3 million and $36.2 million, respectively, during the second and first quarters of 2016. Excluding the idle-but-contracted revenues, the Company has diversified its customer base in the drilling segment and increased non-CHK revenue from 79% in the first quarter of 2016 to 85% in the second quarter of 2016. As of June 30, 2016, approximately 71% of

SSE’s active rigs were contracted by non-CHK customers and SSE had a total drilling revenue backlog of $220.1 million with an average duration of 11 months.

As a percentage of drilling revenues, drilling operating costs were 37% for the second quarter of 2016, 38% for the first quarter of 2016 and 57% for the second quarter of 2015. Operating costs were $23.0 million during the second quarter of 2016, compared to $27.2 million for the first quarter of 2016 and $57.1 million for the second quarter of 2015. Average operating costs per revenue day in the second quarter of 2016 increased 3% from the first quarter of 2016, primarily due to fewer revenue days.

As of June 30, 2016, the Company’s marketed fleet consisted of 94 rigs, 74 of which are multi-well pad capable.

Hydraulic Fracturing

SSE’s hydraulic fracturing segment contributed revenues of $66.9 million and adjusted EBITDA of $2.8 million during the second quarter of 2016, compared to revenues of $76.3 million and adjusted EBITDA of $6.5 million for the first quarter of 2016 and revenues of $163.4 million and adjusted EBITDA of $24.3 million for the second quarter of 2015. The decrease in revenues from the first quarter of 2016 to the second quarter of 2016 was primarily due to a 9% decrease in revenue per stage. Revenues from non-CHK customers as a percentage of total segment revenues decreased from 30% in the first quarter of 2016 to 21% in the second quarter of 2016. As of June 30, 2016, SSE’s hydraulic fracturing revenue backlog was $89.8 million with an average duration of 10 months.

As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were 96% for the second quarter of 2016, 92% for the first quarter of 2016 and 86% for the second quarter of 2015. Average operating costs per stage in the second quarter decreased 5% from the first quarter of 2016. The decrease in average operating costs per stage for the second quarter of 2016 compared to the first quarter of 2016 was primarily due to a decrease in labor-related costs.

As of June 30, 2016, SSE owned 13 hydraulic fracturing fleets with an aggregate of 500,000 horsepower operating in the Anadarko Basin and the Eagle Ford and Utica Shales.

Oilfield Rentals

SSE’s oilfield rentals segment contributed revenues of $8.4 million and adjusted EBITDA of $0.1 million during the second quarter of 2016, compared to revenues of $7.1 million and adjusted EBITDA of ($1.7) million for the first quarter of 2016 and revenues of $17.8 million and adjusted EBITDA of ($1.9) million for the second quarter of 2015. Revenues from non-CHK customers as a percentage of total segment revenues decreased from 76% in the first quarter of 2016 to 48% in the second quarter of 2016.

As a percentage of oilfield rental revenues, operating costs were 100% for the second quarter of 2016, 127% for the first quarter of 2016 and 114% for the second quarter of 2015. The decrease in operating costs as a percentage of revenues was due to declines in labor-related costs and sub-contracting services in the second quarter of 2016 compared to both prior periods.
Operating costs were $8.4 million during the second quarter of 2016, compared to $9.1 million for the first quarter of 2016 and $20.2 million for the second quarter of 2015.

Former Oilfield Trucking

During the second quarter of 2015, SSE sold its drilling rig and logistics business and water hauling assets. As of June 30, 2015, there were no remaining assets or operations in the oilfield trucking segment, although we do have ongoing liabilities, primarily related to insurance claims, whose income statement impact is charged to general and administrative expense.

General and Administrative Expenses

General and administrative expenses were $39.7 million in the second quarter of 2016, compared to $22.3 million in the first quarter of 2016 and $34.8 million in the second quarter of 2015. General and administrative expenses for corporate functions settled in cash were $11.8 million in the second quarter of 2016, compared to $12.7 million in the first quarter of 2016 and $23.1 million in the second quarter of 2015. The decrease was primarily due to declines in consulting fees.

SSE incurred restructuring charges of $23.5 million and $4.7 million in the second quarter of 2016 and first quarter of 2016, respectively. Additionally, general and administrative expenses include non-cash compensation of $4.1 million, $4.5 million and $8.6 million, for the second quarter of 2016, first quarter of 2016 and second quarter of 2015, respectively, and severance-related costs of $0.3 million for both the second and first quarters of 2016 and $3.1 million for the second quarter of 2015. Below is a breakout of general and administrative expenses incurred in the second and first quarters of 2016 and the second quarter of 2015.

	Three Months Ended
	June 30,		March 31,
	2016	2015	2016
	(In thousands)
G&A expenses settled in cash	$11,760	$23,121	$12,662
Restructuring charges	23,535	—	4,747
Non-cash compensation expenses	4,135	8,592	4,514
Severance-related costs	287	3,102	339
Total General and Administrative Expenses	$39,717	$34,815	$22,262

Liquidity

As of June 30, 2016, SSE had cash and short-term investments of $81.4 million and working capital of $187.9 million. As of August 4, 2016, SSE had cash and short-term investments of $50.3 million and the Company’s revolving credit facility remained undrawn. As of June 30, 2016, SSE had $14.0 million of purchase commitments related to future capital expenditures that the Company expects to incur during the second half of 2016.

Capital expenditures totaled $21.9 million for the second quarter of 2016, which primarily consisted of investments in new PeakeRigs™. For the six months ended June 30, 2016, capital expenditures totaled $76.1 million. SSE currently expects its total year-end 2016 capital expenditures to be less than $100.0 million.

On June 7, 2016, the Company and its wholly owned subsidiaries filed bankruptcy petitions for reorganization under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On July 14, 2016, the Bankruptcy Court entered an order confirming the Plan. The Company and its wholly owned subsidiaries satisfied the remaining conditions to effectiveness contemplated under the Company’s Joint-Prepackaged Plan of Reorganization and emerged from Chapter 11 on August 1, 2016.

SSE expects its primary sources of liquidity will be from cash on hand and cash from operations. In addition, the Company entered into a $100.0 million senior secured asset-based revolving credit facility upon emerging from the Chapter 11 proceeding.

Conference Call Information

SSE does not plan to host an earnings conference call to discuss second quarter 2016 operational and financial results.

About Seventy Seven Energy Inc.

Headquartered in Oklahoma City, SSE provides a wide range of wellsite services and equipment to U.S. land-based exploration and production customers. SSE’s services include drilling, hydraulic fracturing and oilfield rentals and its operations are geographically diversified across many of the most active oil and natural gas plays in the onshore U.S., including the Anadarko and Permian basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica shales. For additional information about SSE, please visit our website at www.77nrg.com, where we routinely post announcements, updates, events, investor information and presentations and recent news releases.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Plan of Reorganization and related matters, as well as, the Company's business outlook and plans, future financial position and flexibility, capital structure, liquidity and capital resources, acquisitions, returns, capital expenditure budgets and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for its existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and its effect on the Company, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, the Company's forward-looking statements are subject to significant risks and uncertainties, many of which are beyond its control, which may cause actual results to differ materially from its historical experience and its present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to general economic and industry conditions; the terms and availability of any new debt; potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects; our customers’ drilling and completion expenditures; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the onshore oil and natural gas services industry; and costs and availability of resources.

In addition, SSE calculates its contract drilling backlog by multiplying the day rate under its contracts by the number of days remaining under the contract. The Company calculates its hydraulic fracturing backlog by multiplying the (i) rate per stage, which varies by operating region and is, therefore, estimated based on current customer activity levels by region and current contract pricing, by (ii) the number of stages remaining under the contract, which it estimates based on current and anticipated utilization of its crews. With respect to its hydraulic fracturing backlog, the Company's contracts provide for periodic adjustments of the rates it may charge for its services, which will be negotiated based on then-prevailing market pricing and in the future may be higher or lower than the current rates it charges and utilizes in calculating its backlog. The drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. The Company computes average duration for its contract drilling backlog and hydraulic fracturing backlog as the average number of months remaining for its drilling rigs under contract and its remaining hydraulic fracturing fleets under contract, respectively.

For additional information regarding known material factors that could cause the Company's actual results to differ from its present expectations and projected results, please see its filings with the U.S. Securities and Exchange Commission (“SEC”), including its Current Reports on Form 8-K that it files from time to time, Quarterly Reports on Form 10-Q, and Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. The Company undertakes no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

All references in this release to “Chesapeake” or “CHK” are to Chesapeake Energy Corporation (NYSE: CHK), SSE's former parent company.

SEVENTY SEVEN ENERGY INC.
(Debtor-in-possession)
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share data)
Revenues:
Revenues	$138,120	$295,128	$293,481	$724,915
Operating Expenses:
Operating costs	96,219	239,127	203,179	570,738
Depreciation and amortization	69,877	72,950	139,523	157,925
General and administrative	39,717	34,815	61,979	68,727
Loss on sale of a business	—	34,989	—	34,989
Losses on sales of property and equipment, net	1,014	9,010	564	13,220
Impairments and other	5,789	8,882	6,094	15,154
Total Operating Expenses	212,616	399,773	411,339	860,753
Operating Loss	(74,496)	(104,645)	(117,858)	(135,838)
Other (Expense) Income:
Interest expense	(20,464)	(24,968)	(45,742)	(48,484)
Gains on early extinguishment of debt	—	13,085	—	13,085
Income from equity investee	—	136	—	1,108
Other income	926	1,043	1,928	947
Reorganization items, net	(13,427)	—	(13,427)	—
Total Other Expense	(32,965)	(10,704)	(57,241)	(33,344)
Loss Before Income Taxes	(107,461)	(115,349)	(175,099)	(169,182)
Income Tax Benefit	(22,956)	(40,679)	(31,030)	(56,911)
Net Loss	$(84,505)	$(74,670)	$(144,069)	$(112,271)

Loss Per Common Share
Basic	$(1.53)	$(1.50)	$(2.63)	$(2.30)
Diluted	$(1.53)	$(1.50)	$(2.63)	$(2.30)

Weighted Average Common Shares Outstanding
Basic	55,057	49,788	54,761	48,869
Diluted	55,057	49,788	54,761	48,869

SEVENTY SEVEN ENERGY INC.
(Debtor-in-possession)
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2016	December 31, 2015
	(In thousands, except share amounts)
Assets:
Current Assets:
Cash	$79,639	$130,648
Short-term investments	1,770	—
Accounts receivable, net of allowance of $2,937 and $3,680 at June 30, 2016 and December 31, 2015, respectively	92,312	164,721
Inventory	15,499	18,553
Deferred income tax asset	13,235	1,499
Prepaid expenses and other	15,908	17,141
Total Current Assets	218,363	332,562
Property and Equipment:
Property and equipment, at cost	2,678,600	2,646,446
Less: accumulated depreciation	(1,223,171)	(1,116,026)
Total Property and Equipment, Net	1,455,429	1,530,420
Other Assets:
Deferred financing costs	—	1,238
Other long-term assets	38,970	38,398
Total Other Assets	38,970	39,636
Total Assets	$1,712,762	$1,902,618
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$10,409	$53,767
Current portion of long-term debt	5,000	5,000
Other current liabilities	15,077	98,318
Total Current Liabilities	30,486	157,085
Long-Term Liabilities:
Deferred income tax liabilities	41,338	60,623
Long-term debt, excluding current maturities	475,684	1,564,592
Other long-term liabilities	948	1,478
Liabilities subject to compromise	1,178,873	—
Total Long-Term Liabilities	1,696,843	1,626,693
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 58,968,427 and 59,397,831 shares at June 30, 2016 and December 31, 2015, respectively	590	594
Paid-in capital	361,436	350,770
Accumulated deficit	(376,593)	(232,524)
Total Stockholders’ Equity (Deficit)	(14,567)	118,840
Total Liabilities and Stockholders’ Equity	$1,712,762	$1,902,618

SEVENTY SEVEN ENERGY INC.
(Debtor-in-possession)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2016	2015
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(144,069)	$(112,271)
ADJUSTMENTS TO RECONCILE NET LOSS TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	139,523	157,925
Amortization of deferred financing costs	2,287	2,135
Gains on early extinguishment of debt	—	(13,085)
Loss on sale of a business	—	34,989
Losses on sales of property and equipment, net	564	13,220
Impairments and other	6,094	15,154
Income from equity investee	—	(1,108)
Non-cash reorganization items, net	12,544	—
Provision for doubtful accounts	1,406	2,584
Non-cash compensation	11,341	31,486
Deferred income tax benefit	(31,022)	(56,911)
Other	(12)	(810)
Changes in operating assets and liabilities	28,365	86,369
Net cash provided by operating activities	27,021	159,677
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(76,064)	(90,724)
Purchases of short-term investments	(6,242)	—
Proceeds from sales of assets	2,619	16,367
Proceeds from sale of a business	—	15,000
Proceeds from sales of short-term investments	4,468	—
Additions to investments	—	(112)
Other	22	3,392
Net cash used in investing activities	(75,197)	(56,077)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from revolving credit facility	—	160,100
Payments on revolving credit facility	—	(210,600)
Payments to extinguish senior notes	—	(26,405)
Proceeds from issuance of term loan, net of issuance costs	—	94,481
Payments on term loan	(2,500)	(2,250)
Deferred financing costs	—	(784)
Other	(333)	(698)
Net cash (used in) provided by financing activities	(2,833)	13,844
Net (decrease) increase in cash	(51,009)	117,444
Cash, beginning of period	130,648	891
Cash, end of period	$79,639	$118,335

SEVENTY SEVEN ENERGY INC.
(Debtor-in-possession)
Condensed Consolidated Statements of Cash Flows — (Continued)
(Unaudited)

Supplemental disclosures to the condensed consolidated financial statements of cash flows are presented below:

SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
Decrease in other current liabilities related to purchases of property and equipment	$(1,767)	$(8,991)
Note receivable received as consideration for sale of a business	$—	$27,000
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS:
Interest paid, net of amount capitalized	$27,004	$48,146

SEVENTY SEVEN ENERGY INC.
Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

“Adjusted EBITDA” is a non-GAAP financial measure. Adjusted EBITDA as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management uses Adjusted EBITDA to evaluate our performance and liquidity and believes Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

•
is widely used by investors in the oilfield services industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness; and

•	is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss. Additionally, because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Consolidated Adjusted EBITDA

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
	(In thousands)
Net loss	$(84,505)	$(74,670)	$(59,563)	$(144,069)	$(112,271)
Add:
Interest expense	20,464	24,968	25,279	45,742	48,484
Gains on early extinguishment of debt	—	(13,085)	—	—	(13,085)
Income tax benefit	(22,956)	(40,679)	(8,074)	(31,030)	(56,911)
Depreciation and amortization	69,877	72,950	69,645	139,523	157,925
(Gain) loss on sale of a business and exit costs(a)	(138)	34,989	148	9	34,989
Losses (gains) on sales of property and equipment, net	1,014	9,010	(450)	564	13,220
Impairments and other	5,789	8,882	305	6,094	15,154
Non-cash compensation	5,229	13,131	6,112	11,341	31,486
Severance-related costs	287	3,102	339	626	4,506
Restructuring charges	23,673	—	4,747	28,421	—
Reorganization items, net	13,427	—	—	13,427	—
Interest income	(614)	(108)	(614)	(1,229)	(108)
Less:
Drilling rig relocation and logistics Adjusted EBITDA(a)	—	(5,886)	—	—	(9,745)
Water hauling Adjusted EBITDA(a)	—	55	—	—	(4,531)
Adjusted EBITDA	$31,547	$44,321	$37,874	$69,419	$137,665

(a)
During the second quarter of 2015, SSE sold its drilling rig and logistics business and water hauling assets. As of June 30, 2015, there were no remaining assets or operations in the oilfield trucking segment, although we do have ongoing liabilities, primarily related to insurance claims, whose income statement impact is charged to general and administrative expense as exit costs.

Drilling Adjusted EBITDA

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
	(In thousands)
Net (loss) income	$(651)	$(9,689)	$5,184	$4,162	$(9,210)
Add:
Income tax (benefit) expense	(177)	(5,279)	703	897	(5,072)
Depreciation and amortization	36,857	38,202	38,304	75,161	87,739
Losses on sales of property and equipment, net	728	3,564	240	968	7,951
Impairments and other	2,900	8,688	305	3,205	12,417
Non-cash compensation	791	2,344	985	1,776	7,669
Severance-related costs	54	512	189	242	856
Corporate overhead allocation(a)	—	7,338	—	—	16,521
Restructuring charges	120	—	118	238	—
Adjusted EBITDA	$40,622	$45,680	$46,028	$86,649	$118,871

(a)
Prior to 2016, the information that was regularly reviewed by our chief operating decision maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment, on behalf of our reportable segments. Effective January 1, 2016, we no longer allocate general and administrative expenses to our reportable segments from the Other Operations segment in the information that is reviewed by our chief operating decision maker. Accordingly, this change has been reflected through retroactive revision of the prior period segment information.

Hydraulic Fracturing Adjusted EBITDA

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
	(In thousands)
Net (loss) income	$(15,388)	$(457)	$(12,143)	$(27,446)	$5,597
Add:
Income tax (benefit) expense	(4,180)	(248)	(1,646)	(5,911)	2,365
Depreciation and amortization	21,983	17,804	19,741	41,724	34,081
Losses (gains) on sales of property and equipment, net	2	4	45	47	(1)
Non-cash compensation	227	1,043	429	656	2,281
Severance-related costs	55	60	—	55	141
Corporate overhead allocation(a)	—	6,108	—	—	12,762
Restructuring charges	77	—	75	152	—
Adjusted EBITDA	$2,776	$24,314	$6,501	$9,277	$57,226

(a)
Prior to 2016, the information that was regularly reviewed by our chief operating decision maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment, on behalf of our reportable segments. Effective January 1, 2016, we no longer allocate general and administrative expenses to our reportable segments from the Other Operations segment in the information that is reviewed by our chief operating decision maker. Accordingly, this change has been reflected through retroactive revision of the prior period segment information.

Oilfield Rentals Adjusted EBITDA

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
	(In thousands)
Net loss	$(6,764)	$(9,682)	$(8,624)	$(15,136)	$(13,191)
Add:
Income tax benefit	(1,838)	(5,275)	(1,169)	(3,260)	(6,790)
Depreciation and amortization	7,847	10,575	8,501	16,348	22,747
Losses (gains) on sales of property and equipment, net	284	(277)	(717)	(434)	(448)
Impairments and other	287	—	—	287	—
Non-cash compensation	76	523	184	260	1,384
Severance-related costs	135	34	38	173	(12)
Corporate overhead allocation(a)	—	2,205	—	—	4,104
Restructuring charges	43	—	40	83	—
Adjusted EBITDA	$70	$(1,897)	$(1,747)	$(1,679)	$7,794

(a)
Prior to 2016, the information that was regularly reviewed by our chief operating decision maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment, on behalf of our reportable segments. Effective January 1, 2016, we no longer allocate general and administrative expenses to our reportable segments from the Other Operations segment in the information that is reviewed by our chief operating decision maker. Accordingly, this change has been reflected through retroactive revision of the prior period segment information.

Segment Statistics

Drilling

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
	(In thousands)
Revenues	$62,801	$100,444	$71,908	$134,709	$266,498
Operating Costs	22,984	57,148	27,156	50,140	155,288
Gross Margin	$39,817	$43,296	$44,752	$84,569	$111,210

Hydraulic Fracturing

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
	(In thousands)
Revenues	$66,913	$163,411	$76,308	$143,221	$365,428
Operating Costs	64,499	141,225	70,439	134,939	312,530
Gross Margin	$2,414	$22,186	$5,869	$8,282	$52,898

Oilfield Rentals

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
	(In thousands)
Revenues	$8,406	$17,762	$7,145	$15,551	$50,250
Operating Costs	8,413	20,224	9,078	17,491	43,843
Gross Margin	$(7)	$(2,462)	$(1,933)	$(1,940)	$6,407